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                                                                     Exhibit 4.9

                                    VENTURES
                             CONTRIBUTION AGREEMENT

          This VENTURES CONTRIBUTION AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") dated as of December 13, 2004 is by and between ALS Ventures, LLC, a Delaware limited liability company ("ALS Ventures"), and Flavin Ventures, LLC, a Delaware limited liability company ("Flavin Ventures").

                                   WITNESSETH:

          WHEREAS, Advanced Life Sciences, Inc., an Illinois corporation ("ALS"), is undergoing a recapitalization and reorganization as of the date hereof (the "Recapitalization"); and

          WHEREAS, in connection with the Recapitalization, Holdings issued to Flavin Ventures 1,977,917 shares of common stock, $.01 par value per share, of Holdings (the "New ALS Shares"), pursuant to that certain Partnership Exchange, Recapitalization and Dissolution Agreement dated as of the date hereof among Holdings, ALS, and Flavin Ventures; and

          WHEREAS, in connection with the Recapitalization, the Michael T. Flavin Revocable Trust (the "Trust") transferred to Flavin Ventures 400,000 shares of common stock, $.01 par value per share, of Holdings (the "Old ALS Shares" and, together with the New ALS Shares, the "Holdings Shares"), pursuant to that certain Contribution Agreement dated as of the date hereof between the Trust and Flavin Ventures; and

          WHEREAS, Flavin Ventures and the other Members named therein have entered into that certain Limited Liability Company Agreement, dated as of the date hereof, relating to ALS Ventures, LLC (the "LLC Agreement"); and

          WHEREAS, Flavin Ventures desires to contribute the Holdings Shares to ALS Ventures as a Capital Contribution (as defined in the LLC Agreement).

          NOW, THEREFORE, in consideration of such benefits and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, ALS Ventures and Flavin Ventures agree as follows:

     Section 1. CONTRIBUTED ASSETS. Flavin Ventures hereby conveys, grants, assigns and transfers the Holdings Shares to ALS Ventures a Capital Contribution, which Capital Contribution shall be governed by the terms of the LLC Agreement.

     Section 2. FURTHER ASSURANCES. If at any time the Members of ALS Ventures determine that any further deeds, bills of sale, assignments or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in ALS Ventures, the right, title or interest in the Holdings Shares, Flavin Ventures shall execute and deliver all such proper deeds, bills of sale, assignments and assurances in law and do any and all things necessary or proper to vest, perfect or confirm the right, title or interest in such property and rights in ALS Ventures and otherwise to carry out the purposes of this Agreement, which determination shall be conclusively evidenced by the execution and delivery of such documents or the doing of such things.

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     Section 3.   WAIVER OR AMENDMENT. No waiver and no modification or
amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     Section 4. HEADINGS. Article and section headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     Section 5. VARIATION OF PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     Section 6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

     Section 7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

     Section 8. SAVINGS CLAUSE. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

     Section 9. GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, without regard to provisions concerning conflicts of laws.

     Section 10. NOTICES. Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent by (i) registered or certified mail return receipt requested, (ii) telecopy or other electronic transmission service (to the extent receipt is confirmed) or (iii) by overnight courier, in each case to the parties at their current respective addresses and telecopy numbers, or to such other address of which any party may notify the other party in writing.

     Section 11. NO THIRD PARTY BENEFICIARY. This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any employee or any other person shall be a third-party beneficiary of the covenants by any party contained in this Agreement.

                            [signature page follows]

                                       -2-
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          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first specified above.

                                         FLAVIN VENTURES, LLC

                                         /s/ John L. Flavin
                                         ---------------------------------------
                                         By:    John L. Flavin
                                                Member


                                         ALS VENTURES, LLC

                                         /s/ Michael T. Flavin
                                         ---------------------------------------
                                         By:    Michael T. Flavin
                                                Manager


                         VENTURES CONTRIBUTION AGREEMENT